July 21, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Broadleaf Capital Partners, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated July 21, 2011, and agree with such statements as they pertain to our firm.

Sincerely,

HJ & Associates, LLC